Exhibit 99.1

www.mscibarra.com

Catherine R. Kinney Joins MSCI Inc. Board of Directors

NEW YORK –September 10, 2009 – MSCI Inc. (NYSE: MXB), a leading global provider of investment decision support tools, including indices and portfolio risk and performance analytics, announced today that Catherine R. Kinney has joined the MSCI Inc. Board of Directors effective September 8, 2009.  In addition, Ms. Kinney has joined the Nominating and Corporate Governance Committee of the Board of Directors.

Catherine Kinney retired from NYSE Euronext on March 26, 2009.  She had served in Paris, France from July 2007 until 2009 and was responsible for overseeing the company’s global listing program, marketing and branding.  From 2002 to 2008, Ms. Kinney was the President and Co-Chief Operating Officer of the New York Stock Exchange Inc. and, following the Archipelago Exchange merger in 2006 and Euronext merger in 2007, the NYSE Group Inc. and NYSE Euronext, respectively.  Ms. Kinney has held a variety of management positions at NYSE Euronext and its predecessor entities since joining the company in 1974, including client relationships from 1996-2007, trading floor operations and technology from 1987-1996 and regulation from 2002-2004.

“We are very pleased that Cathy has agreed to join the MSCI Board of Directors.  Her long, successful career at the NYSE will bring additional business perspectives and knowledge to the MSCI management team that will help us to better serve our clients and increase shareholder value.  We also believe that her experience will continue to support our commitment to further strengthen our corporate governance initiatives,” said Henry Fernandez, Chairman and CEO of MSCI Inc.

About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investment institutions worldwide.  MSCI Inc. products include indices and portfolio risk and performance analytics for use in managing equity, fixed income and multi-asset class portfolios.

The Company’s flagship products are the MSCI International Equity Indices, which include over 120,000 indices calculated daily across more than 70 countries, and the Barra risk models and portfolio analytics, which cover 56 equity and 46 fixed income markets.  MSCI Inc. is headquartered in New York, with research and commercial offices around the world.  MXB#IR

For further information on MSCI Inc. or our products please visit www.mscibarra.com.

MSCI Inc. contact:

Lisa Monaco, MSCI, New York	+1.866.447.7874

For media enquiries please contact:

Sally Todd | Clare Milton, Penrose Financial, London	+44.20.7786.4888
Pen Pendleton | Patrick Clifford, Abernathy MacGregor, New York	+1.212.371.5999

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